Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

MIKROS SYSTEMS CORPORATION

(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

MIKROS SYSTEMS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), having an original certificate of incorporation filed with the Secretary of State of the State of Delaware on January 19, 1978, does hereby certify that this Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation pursuant to Section 245 of the General Corporation Law of the State of Delaware, without a vote of the stockholders, and merely restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the restated certificate, and does hereby certify as follows:

1.             The name of the Corporation is Mikros Systems Corporation.

2.             The address of its registered office in the State of Delaware is 1209 Orange St, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.             The nature of the business or purposes to be conducted or promoted is:

To manufacture, assemble, sell, lease, store and service micro computers and other electronic equipment.

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or Corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, prosecution, improvement end enhancement in value thereof.

To borrow or raise money for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any intermit therein, wherever situated.

In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far at such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

4.            The aggregate number of shares of capital stock which the Corporation shall be authorized to issue shall be Sixty Five Million (65,000,000) shares of which Sixty Million ((60,000,000) shares are Common Stock, $.01 par value per share (the “Common Stock”), Two Million (2,000,000) shares are Convertible Preferred Stock, $.01 par value per share (the “Convertible Preferred Stock”) and Three Million (3,000,000) shares are Serial Preferred Stock, $.01 par value per share (the “Serial Preferred Stock”).

The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

A.	common stock

1.      Voting Rights. Except as otherwise required by law, the Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders and will vote as a single class on all such matters together with the Preferred Stock.

2.      Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share equally, share for share, in such dividends.

3.      Registration of Transfer. The Corporation will keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation will, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith will cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

4.       Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

B.	convertible PREFERRED stock

1.       Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities (except for dividends payable in share of Common Stock, and except for Purchase Rights which the holders of the Convertible Preferred Stock are entitled to acquire pursuant to part 7 hereof), the holders of Convertible Preferred Stock will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this part 1. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each holder of Convertible Preferred Stock such holder’s Share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of Shares of Common Stock obtainable upon conversion of such holder’s Convertible Preferred Stock.

2.       Voting Rights. Except as otherwise provided by law, the Convertible Preferred Stock will be entitled to vote with the Common Stock, voting together as a single class, on all matters to be voted on by the Corporation’s stockholders, with each Share of Convertible Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock obtainable upon conversion of such Share of Convertible Preferred Stock.

3.       Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Convertible Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities of the Corporation, an amount in cash equal to the aggregate Liquidation Value (as defined in paragraph 8C below) of all Shares held by such holder, and the holders of Convertible Preferred Stock will not be entitled to any further payment. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other Corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this part 3.

4.       Redemptions.

4A.    Optional Redemptions. The Corporatism may not redeem at its option any shares of Convertible Preferred Stock prior to April 30, 1987. The Corporation may, at any time on or after April 30, 1987, at its option, redeem as a whole, but not in part, all of the outstanding shares of Convertible Preferred Stock at a price per share equal to the Redemption Price, plus any applicable premium thereon based upon the following percentages of the Redemption Price.

If Redemption is made during the 12-month period beginning April 30	Applicable Percentage of Redemption Price
1987	10%
1988	7
1989	4
1990	2
thereafter	0

4B.     Redemption Price. For each Share (“Share” in this section A means a share of Convertible Preferred Stock) which is to be redeemed, the Corporation will be obligated on the Redemption pate to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash equal to the Liquidation Value of such Share (the “Redemption Price”), plus any applicable premium thereon.

4C.     Notice of Redemption. The Corporation will mail written notice of redemption of Convertible Preferred Stock to each record holder of Convertible Preferred Stock, not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption, the Corporation will become obligated to redeem the total number of Shares outstanding on the date so specified in such notice.

4D.    Dividends and Other Rights After Redemption Date. No Share is entitled to any dividends accruing after its Redemption Date. On such Redemption Date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.

4E.     Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation Will be cancelled and will not be reissued, sold or transferred.

4F.     Other Redemption or Acquisitions. Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Convertible Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made to all holders of the Convertible Preferred Stock, pro rata based upon the number of Shares of Convertible Preferred Stock held by each such holder.

5.       Conversions.

5A.    Conversion Procedure.

(i)     At any time up to two days prior to the Redemption Date of any Share, any holder of Convertible Preferred Stock may convert all or any portion of such holder’s Shares into a number of shares of the Conversion Stock computed by multiplying the number of shares to be converted by $1.00 and dividing the result by the Conversion Price then in effect. For purposes of this part, “Conversion Stock” means the Common Stock.

(ii)     Each conversion of Convertible Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Convertible Preferred Stock as such holder will cease and the Person or Parsons in whose name or names any certificate or certificates for shares of Conversion Stock Are to be issued upon such conversion will be deemed to have become the holder or holders of record of this shares of Conversion Stock represented thereby.

(iii)     As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

a.     a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

b.     a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv)     If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph (iv), be deliverable upon any conversion, the Corporation, in lieu of delivering the fractional shore therefor, will pay an amount equal to the Market Price of such fractional interest as of the date of conversion; provided that if for any reason the Corporation is unable to pay the Market Price of any such fractional interest, the Corporation will issue such fractional share upon the conversion.

(v)      The issuance of certificates for Shares of Conversion Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such Convertible Preferred Stock.

(vi)     The Corporation will not close its books against the transfer of Convertible Preferred Stock or of Conversion Stock issued or issuable upon conversion of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock.

5B.     Conversion Price

(i)     The initial Conversion Price for the Convertible Preferred Stock will be $1.00. In order to prevent dilution of the conversion rights granted under this part, the Conversion Price will be subject to adjustment from time to time pursuant to this part 5.

(ii)     If and whenever the Corporation issues or sells, or in accordance with paragraph 5C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price will be reduced to the Conversion Price determined by dividing (A) an amount equal to the sum of (x) the product derived by multiplying the Conversion Price immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (B) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, that, no such adjustment in the Conversion Price will be made in connection with (i) the issuance of shares of Common Stock pursuant to warrants or options outstanding on the date of first issuance of the Convertible Preferred Stock, (ii) the issuance of (including the issuance of rights and options to purchase) shares of Common Stock to key employees, directors, consultants or advisors of or to the Corporation (other than by virtue of the aforesaid warrants) pursuant to any plan which is adopted by the stockholders of the Corporation (before or after the date of first issuance of the Convertible Preferred Stock), or (iii) the issuance of any shares of Common Stock or any Options or Convertible Securities (as defined below) pursuant to as public offering registered under the Securities Act of 1533.

5C.     Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 5B, the following will be applicable:

(i)     Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of Options or upon conversion or exchange of the total maximum number of such Convertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. Except as otherwise provided in paragraph 5C(iii), no adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)     Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in paragraph 5C(iii), no further adjustment of the Conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this part 5, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

(iii)     Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this part 5 and which have no more favorable effect on the holders of such Options or Convertible Securities than this part 5 would have if this part 5 were included in such Options or Convertible Securities, the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock is reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution of the type set forth herein and which have no more favorable effect on the holders of such Options or Convertible Securities than the provisions hereof would have if the provisions hereof were included in such Options or Convertible Securities, then in the case of the delivery of Common Stock upon the exercise of any such Option or other conversion or exchange of any such Convertible Security, the Conversion Price than in effect hereunder will forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered, but only if as a result of such adjustment the Conversion Price then in effect hereunder would be reduced.

(iv)     Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)     Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Corporation therefor, not of all sales or underwriting commissions, discounts or fees. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger in which the Corporation is the surviving Corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving Corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined jointly by the Corporation and the holders of a majority of the outstanding Convertible Preferred Stock. If such parties are unable to reach agreement, the fair value of such consideration will be determined by appraisers jointly selected by the Corporation and the holders of a majority of the outstanding Convertible Preferred Stock.

(vi)     Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

(vii)    Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(viii)   Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5D.     Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

5E.     Reorganization, Reclassification, Consolidation, Merger or Sale.

(i)       General Provisions. If any capital reorganization, reclassification (other than as contemplated by paragraph 5D), consolidation, merger or any sale of all or substantially all of the Corporation’s assets to another Person (collectively an “Organic Change”) is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, Securities or assets with respect to or in exchange for Common Stock, then, as a condition to such Organic Change, lawful and adequate provision (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock thee outstanding) will be made whereby each of the holders of Convertible Preferred Stock will thereafter have the right to acquire and receive in lieu of shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred Stock, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Conversion Stock immediately theretofore acquirable and receivable upon conversion of the Convertible Preferred Stock had such Organic Change not taken place. In any such case appropriate provision will be made with respect to such holder’s rights and interests to the end that the provisions of this Part 5 and parts 6 and 7 will thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of Convertible Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor Corporation or purchasing Corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not affect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor Corporation (if other than the Corporation) resulting from consolidation or merger or the Corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(ii)     Alternate Rights. In addition to the rights granted in paragraph 5E(i), at the election of any holder of any Shares of Convertible Preferred Stock pursuant to notice given to the Corporation on or before the later of (i) the day on which the Organic Change is approved by the stockholders of the Corporation entitled to vote thereon; and (ii) the twentieth day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Organic Change by the stockholders of the Corporation entitled to vote thereon, such holder shall have the right to receive on the date upon which the Organic Change will take place, and as a condition precedent to the Organic Change, in full payment and in consideration for the surrender of such Shares of Convertible Preferred Stock, a cash amount equal to the higher of the value of the current Redemption Price of such Shares and the Market Price of the number of shares of Conversion Stock to which the holder of such Shares would have been entitled had such holder converted such Shares immediately prior to the consummation of the Organic Change.

5F.     Certain Events. If any event occurs of the type contemplated by the provisions of this part 5 but not expressly provided for by such provisions, then the Board of Directors of the Corporation will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Convertible Preferred Stock; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this part 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Convertible Preferred Stock.

5G.     Notices.

(i)       Immediately upon any adjustment of the Conversion Price, the Corporation will send written notice thereof to all holders of Convertible Preferred Stock.

(ii)      The Corporation will send written notice to all holders of Convertible Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)     The Corporation will also give to the holders of Convertible Preferred Stock at least 20 days’ prior written notice of the date on which any Organic Change, dissolution or liquidation will take place.

5H.     Automatic Conversion. At such time as the number of shares of Convertible Preferred Stock outstanding shall be less than 200,000, then all outstanding shares of Convertible Preferred Stock, if any, will, without any action on the part of the Corporation, or the holders thereof, be immediately converted into shares of Conversion Stock in accordance with the terms of this part 5, and thereafter no shares of Convertible Preferred Stock will be outstanding and any holder of a certificate for shares of Convertible Preferred Stock will be deemed to be the holder of the number of shares of Conversion Stock into which the shares of Convertible Preferred Stock represented by such certificate were so converted, provided, however, that no such conversion shall be affected pursuant to this paragraph 5H if the Corporation shall have given prior notice of its election to redeem the outstanding Convertible Preferred Stock pursuant to paragraph 4C.

5I.      Converted Shares. Any Shares which are converted pursuant to this part 5 will be cancelled and will not be reissued, sold or transferred.

6.       Liquidating Dividends. If the Corporation declares a dividend upon the Common Stock payable other than in shares of Common Stock or other than out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) (a “Liquidating Dividend”), then the Corporation will pay to the holders of Convertible Preferred Stock at the time of payment of a Liquidating Dividend an amount equal to the aggregate value of all Liquidating Dividends which would have been paid on the Conversion Stock had such Convertible Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. For purposes of this part 6, a dividend other than in cash will not be considered payable out of earnings or earned surplus regardless of whether or not earnings or earned surplus are charged an amount equal to the fair value of such dividend.

7.        Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any Class of Common Stock (the “Purchase Rights”), then each holder of Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of each Purchase Rights.

8.        Miscellaneous.

8A.     Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

8B.     Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more Shares of Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of loss bond or other indemnity reasonably satisfactory to the Corporation (provided that if the holder is a Purchaser or a financial institution its own agreement will be satisfactory), the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the:number of shares represented by such lost, stolen, destroyed or mutilated certificate.

8C.     Definitions. For purposes of this Section B

“Common Stock” means for purposes of parts 5, 6 and 7, collectively, the Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to paragraph 5C, plus the shares of Common Stock obtainable upon conversion of the Convertible Preferred Stock outstanding at such time.

“Junior Securities” means any equity securities of any kind (but not including any debt securities convertible into equity securities) which the Corporation or any Subsidiary at any time issues or is authorized to issue other than the Convertible Preferred Stock.

“Liquidation Value” of any Share of Convertible Preferred Stock as of any particular date will be $1.00.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” will be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Convertible, Preferred Stock. If such parties are unable to reach agreement, such fair value will be determined by appraisers jointly elected by the Corporation and the holders of a majority of the Convertible Preferred Stock.

“Person” means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

“Purchase Agreement” means the Purchase Agreement by and among the Corporation and certain investors, pursuant to which such investors purchased the Convertible Preferred Stock, as such agreement may from time to time be amended in accordance with its terms.

“Purchaser” means an investor party to the Purchase Agreement.

“Redemption Date” as to any share means the date specified in the notice of any redemption at the Corporation’s option; provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid. If the notice of redemption has been duly given and if on or before the date specified in such notice the funds necessary for such redemption have been reserved and sit aside by the Corporation so as to be and continue to be available therefor, then, notwithstanding that any certificate for Shares so called for redemption has not been surrendered for cancellation, after the close of business on such date of redemption, the Shares so called for redemption will no longer be deemed outstanding, and all rights with respect to Shares so called for redemption, including the rights, if any, to receive dividends and to receive notice and vote, will forthwith after the loss of business on such redemption date, cease, except only the right of the holders thereof to receive the amount payable upon redemption thereof, without interest.

“Subsidiary” means any Corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

8D.     Amendment and Waiver. No Amendment, modification or waiver will be binding or effective with respect to any provision of this subdivision B without the prior written consent of the holders of a majority of the Convertible Preferred Stock; provided that no such action will change (a) the amount payable on redemption of the Convertible Preferred Stock or the times at which redemption of Convertible Preferred Stock are to take place without the prior written consent of the holders of at least 90% of the Convertible Preferred Stock then outstanding, (b) the Conversion Price of the Convertible Preferred Stock or the number of shares or the class of stock into which the Convertible Preferred Stock is convertible without the prior written consent of the holders of at least 90% of the Convertible Preferred Stock then outstanding; (c) the Liquidation value the Convertible Preferred Stock without the prior written consent of the holders of at least 90% of the Convertible Preferred stock then outstanding; or (d) the percentage required to approve any change described in clauses (a), (b) or (c) above without the prior written consent of the holders of at least 90% of the Convertible Preferred Stock then outstanding.

8E.     Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made hereunder, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation’s previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Convertible Preferred Stock then outstanding.

8F.     Notices. All notices referred to herein, except as otherwise expressly provided, will be made by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed.

C.	Serial preferred stock.

1.       The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and an are not stated and expressed in this Certificate, or any amendment thereto, including, without limiting the generality of the foregoing, the following:

(a)     the designation and the number of Shares of Serial Preferred Stock which shall constitute such series;

(b)     the rate and time at which, and the terms and conditions upon which, dividends, if any, on the Serial Preferred Stock of such series shall be paid, the extent of the preference or relation, if any of such dividends to the dividends payable on any other class or classes or of any other series of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(c)     whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

(d)     the terms and amount of any sinking fund or redemption or purchase account provided for the Serial Preferred Stock of such series;

(e)     whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(f)     the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(g)     the restrictions, if any, on the issue or reissue of any additional Serial Preferred Stock;

(h)     the rights of the holders of the shares of such series of Serial Preferred Stock upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation.

2.       Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution of the Board of Directors creating any series of Serial Preferred Stock, the holders of any such series shall have no voting power whatsoever.

5.             [Reserved].

6.             The Corporation is to have perpetual existence.

7.             In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-lame of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which ray require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other Corporation or corporations, as its board of directors shall deem expedient and for the best interest of the Corporation.

8.             Meetings of stockholders may be hold within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at each place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

9.             The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stock-holders herein are granted subject to this reservation.

10.          The directors of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director for acts of omissions occurring after the effective date of this amendment to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same may be amended and supplemented; provided, however, that the directors shall continue to be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase prohibited under section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

11.          The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any person who may be indemnified under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 30th day of January, 2017.

MIKROS SYSTEMS CORPORATION

By:	/s/ Patricia Kapp

Patricia Kapp, Secretary